As filed with the Securities and Exchange Commission on June17, 1998
  Registration No. 333-______________

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM S-8
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933


                     FIRST CITIZENS BANCSHARES, INC.
          (Exact name of registrant as specified in its charter)

       TENNESSEE                                    62-11803060
(State of Incorporation)               (I.R.S. Employer Identification No.)

                               P.O. Box 370
                        Dyersburg, Tennessee 38024
                 (Address of principal executive offices)

                      EMPLOYEE STOCK OWNERSHIP PLAN
                         (Full Title of the Plan)

                                 Judy Long
                               P.O. Box 370
                        Dyersburg, Tennessee 38024
                              (901) 285-4410
         (Name, address and telephone number of agent for service)

                             (with copies to:)
                             LINDA M. CROUCH
                   Baker, Donelson, Bearman & Caldwell
                           207 Mockingbird Lane
                       Johnson City, Tennessee 37604

                      CALCULATION OF REGISTRATION FEE

Title of Securities to be
Registered
Amount to be Registered
Proposed Maximum Offering
Price Per Share(1)
Proposed Maximum Aggregate
Offering Price
Amount of Registration
Fee


Common Stock,
 $1.00 par value

Plan Interests related to
the Employee Stock
Ownership Plan
        85,106


        An
Indeterminate
Amount of Plan
Interests*
          $23.50




                    N/A
      $1,999,991.00




       N/A
         $5,800



       $100



(1) The amount of the registration fee is computed in accordance with Rule
457(h).

* Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of plan interests to be offered or sold pursuant to the Employee Stock Ownership Plan described herein.

                             PART II


Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

1. The Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

2. The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES

     The total amount of authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $1.00 par value per share. The following summary of certain provisions of the Company's capital stock describes certain material provisions of, but does not purport to be complete and is subject to and qualified in its entirety by, the Charter and the Bylaws of the Company and by the provisions of applicable law.

     The issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The shares of Common Stock are not redeemable or convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution after payment of all debts and other liabilities. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of share-holders, except with respect to the election of directors, for which there is cumulative voting.


Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     No response is required to this item.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Tennessee Business Corporation Act (the "Act") provides financial protection by the corporation for its directors, officers and employees against liabilities and expenses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by them in proceedings arising out of their position with the corporation.

     Under the Act's permissive indemnification provisions, a corporation has the authority to indemnify a director against liability incurred in a proceeding if the director conducted himself in good faith and in a manner he reasonably believed to be in the corporation's best interests. In the case of criminal proceedings, the director must have no reasonable cause to believe his conduct was unlawful. Permissive indemnification is allowed even if the director is not wholly successful in the proceeding. Indemnification is, however, prohibited in derivative actions in which the director is adjudged liable and in situations in which the director is found liable on the basis that a personal benefit was improperly received by him. The Act also provides that unless limited by its charter, a corporation must indemnify a director who is a wholly successful on the merits or otherwise in the defense of a proceeding against reasonable

                               -2-
expenses incurred in connection with the proceeding. In addition to providing indemnification for liabilities for which the director is held liable, the Act also provides that a corporation may advance expenses incurred by a director if the director can furnish a written statement of his good faith belief that he acted in an appropriate manner and undertakes to repay the amount advanced if it is ultimately determined that he was not entitled to indemnification.

     The Act contains provisions extending indemnification to officers, employees and agents of the corporation. The Act states that a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors or contract.

     The Company's Charter and Bylaws provide for indemnification of directors, officers, employees and agents to the fullest extent allowed for by Tennessee law.

     The directors and officers of the Registrant are covered by an insurance policy issued by Banc Insure.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

     No response is required to this item.

Item 8.  EXHIBITS

Exhibit Number Description

5    Opinion and Consent of Baker, Donelson, Bearman & Caldwell

24.2 Consent of Carmichael, Dunn, Creswell & Sparks

Item 9.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "1933 Act"), each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act
(and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

     Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Registration State-ment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dyersburg, State of Tennessee, on June 17, 1998.

                              FIRST CITIZENS BANCSHARES, INC.

                              By: /s/Stallings Lipford
                                  Stallings Lipford
                                  Chairman of the Board, Chief Executive Officer and Director

                          POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stallings Lipford and/or Katie
Winchester, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE
TITLE
DATE


/s/Stallings Lipford
Stallings Lipford
Chairman of the Board and Chief
Executive Officer (principal
executive and financial officer) and
Director
June 17, 1998


/s/Eddie Eugene Anderson
Eddie Eugene Anderson
Director
June 17, 1998


/s/J. Walter Bradshaw
J. Walter Bradshaw
Director
June 17, 1998


/s/James Daniel Carpenter
James Daniel Carpenter
Director
June 17, 1998


/s/William C. Cloar
William C. Cloar
Director
June 17, 1998


/s/Richard W. Donner
Richard W. Donner
Director
June 17, 1998


/s/Bentley F. Edwards
Bentley F. Edwards
Director
June 17, 1998

/s/Larry W. Gibson
Larry W. Gibson
Director
June 17, 1998

/s/Ralph E. Henson
Ralph E. Henson
Director
June 17, 1998

/s/Barry T. Ladd
Barry T. Ladd
Director
June 17, 1998

/s/E. H. Lannom, Jr.
E. H. Lannom, Jr.
Director
June 17, 1998

/s/Milton E. Magee
Milton E. Magee
Director
June 17, 1998


/s/Mary Frances McCauley
Mary Frances McCauley
Director
June 17, 1998


/s/L. D. Pennington
L. D. Pennington
Director
June 17, 1998


/s/G. W. Smitheal, III
G. W. Smitheal, III
Director
June 17, 1998


/s/David R. Taylor
David R. Taylor
Director
June 17, 1998

/s/Larry S. White
Larry S. White
Director
June 17, 1998

/s/P. H. White, Jr.
P. H. White, Jr.
Director
June 17, 1998

/s/Dwight Steven Williams
Dwight Steven Williams
Director
June 17, 1998


/s/Katie S. Winchester
Katie S. Winchester
Director and President
June 17, 1998


/s/Billy S. Yates
Billy S. Yates
Director
June 17, 1998



 *By: /s/Stallings Lipford
      Stallings Lipford, Attorney in Fact

                              EXHIBIT 5

     OPINION AND CONSENT OF BAKER, DONELSON, BEARMAN & CALDWELL



     A copy of the opinion letter and consent of counsel (Exhibit 24.1) follows. In lieu of an opinion of counsel concerning compliance with the requirements of ERISA and Section 401 of the Internal Revenue Code, the Company undertakes that it has submitted or will submit the plan and any amendments thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the plan.

                            June 17, 1998

First Citizens Bancshares, Inc.
P.O. Box 370
Dyersburg, Tennessee 38024

RE: Employee Stock Ownership Plan

Gentlemen:

     We have acted as securities counsel for First Citizens Bancshares, Inc., a Tennessee corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended, relating to the Company's Employee Stock Ownership Plan (the "Plan"). This opinion is being furnished in response to Item 601 of Regulation S-K and the instructions to Form S-8.

     We are familiar with the proceedings to date with respect to the proposed offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

     On the basis of the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and existing under the laws of the State of Tennessee.

     2. The Plan has been duly and validly authorized and adopted, and the Plan confers legal interests upon employees participating in the Plan to the extent and upon the terms and conditions described therein.

     The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Tennessee, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     In rendering the foregoing opinion, we have relied to the extent we deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us in the Prospectus that is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.


                              Very truly yours,

                              BAKER, DONELSON, BEARMAN &
                              CALDWELL, a Professional Corporation

                              By:  Linda M. Crouch

                           EXHIBIT 24.2

           CONSENT OF CARMICHAEL, DUNN, CRESWELL & SPARKS



                  Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Employee Stock Ownership Plan of our report dated January 23, 1998.

                                   CARMICHAEL, DUNN, CRESWELL & SPARKS

Dyersburg, Tennessee
June 17, 1998